Exhibit 99.1

Griffon Corporation Announces Second Quarter Results

Second Quarter Revenue Increased to $476 million

Adjusted Earnings Per Share of $0.10

NEW YORK, NEW YORK, May 5, 2011 – Griffon Corporation (NYSE: GFF) today reported adjusted income from continuing operations of $6.1 million, or $0.10 per share, for its second quarter ended March 31, 2011, compared to $1.4 million, or $0.02 per share, in the prior year quarter. Griffon recorded a charge of $26.2 million ($16.8 million, net of tax, or $0.28 per share), in connection with the prepayment of debt upon the conclusion of our refinancing. Primarily as a result of the charge, our GAAP loss from continuing operations was $14.0 million, or $0.24 per share, compared to income of $2.0 million, or $0.03 per share, in the prior year quarter.

Consolidated revenue grew to $476 million, increasing 52% in comparison to the prior year quarter. Growth was driven mainly by the Home and Building Products Segment (“HBP”), consisting of Ames True Temper, Inc. (“ATT”), purchased by Griffon on September 30, 2010, a global provider of non-powered lawn and garden tools, wheelbarrows and other outdoor products to the retail and professional markets and Clopay Building Products (“CBP”), the largest manufacturer and marketer of residential garage doors and a leading manufacturer of commercial sectional doors in the United States; HBP revenue grew 183% over the prior year quarter, mainly due to inclusion of ATT. Clopay Plastics revenue grew 13% while Telephonics revenue declined 2%.

Ron Kramer, Chief Executive Officer, commented, “We continue to perform well and have positioned each of our businesses to operate profitably in the midst of highly challenging market and macro-economic conditions. We believe that we will grow, generate cash, and achieve improving levels of profitability even with no improvement in the economic environment. We continue to have both organic and acquisition-related growth opportunities in each of our businesses and we remain focused on the careful deployment of working and strategic capital to take advantage of these opportunities to create value for our shareholders.”

Mr. Kramer continued, “Our balance sheet remains strong and we are very pleased to have successfully completed a refinancing of our debt structure during the past quarter. This provided us with significant additional strategic flexibility. With over $200 million in cash, over $200 million of undrawn borrowing capacity and continued positive cash flow, we are well prepared to continue our acquisition-growth strategy. We continue to evaluate a range of transactions both within and outside of our current businesses.”

This quarter’s results included a $26.2 million ($16.8 million, net of tax, or $0.28 per share) charge related to debt extinguishment from refinancing our debt; $3.8 million ($2.5 million, net of tax, or $0.04 per share) of increased cost of goods related to the sale of inventory that was recorded at fair value in connection with acquisition accounting for ATT; and $1.2 million ($0.8 million, net of tax, or $0.01 per share) of restructuring charges associated with the consolidation of facilities at CBP. The prior year’s quarter included $1.2 million ($0.8 million, net of tax, or $0.01 per share) related to the restructuring at CBP and $(1.4) million, or $(0.02) per share, of discrete tax items. Excluding these items from both periods, adjusted income from continuing operations would have been $6.1 million, or $0.10 per share, in the second quarter of this year, compared to $1.4 million, or $0.02 per share, in the prior year quarter. Income from discontinued operations was not material in either the current or prior year’s quarter.

Segment adjusted EBITDA totaled $43.8 million in the current quarter, increasing 87% compared to $23.4 million in the prior year quarter; segment adjusted EBITDA is defined as income from continuing operations, excluding corporate overhead, interest, taxes, depreciation and amortization, restructuring charges, acquisition-related costs and the benefit (loss) of debt extinguishment, as applicable.

On a pro forma basis, as if ATT had been purchased on October 1, 2009, second quarter revenue of $476 million increased 4% in comparison to $457 million in the second quarter of fiscal 2010. Pro forma revenue growth was driven by revenue increases of 13% and 3% in Plastics and HBP, respectively, partially offset by 2% lower revenue at Telephonics. The net loss from continuing operations was $14.0 million, or $0.24 per share, compared to net income of $8.1 million, or $0.13 per share, in the prior year quarter. Adjusting these results for the same items discussed above, current quarter income from continuing operations would have been $6.1 million, or $0.10 per share, compared to $7.6 million, or $0.13 per share, in the prior year quarter. Pro forma segment adjusted EBITDA in the prior year quarter totaled $45.6 million.

Segment Operating Results

Home & Building Products

Revenue increased 183% to $232 million in the second quarter of 2011 versus prior year revenue of $82 million, driven by both the inclusion of ATT results as well as improved volume at CBP. On a pro forma basis, as if ATT was purchased on October 1, 2009, revenue increased 3% in comparison to prior year results, driven mainly by volume.

Segment adjusted EBITDA for the second quarter was $19.6 million, compared to $0.01 million in the prior year’s quarter. The increase was driven primarily by the inclusion of ATT’s operating profit in the current quarter’s results, and includes $3.8 million for the cost related to the sale of inventory that was recorded at fair value in connection with acquisition accounting for ATT. On a pro forma basis, segment adjusted EBITDA was $22.3 million in the prior year quarter.

Telephonics

Current quarter revenue totaled $114 million, a decrease of 2% compared to the prior year quarter, primarily due to the timing of the transition on the Automatic Radar Periscope Detection and Discrimination (“ARPDD”) program from the development to the production phase, and the lower rate of production on the C-17 program, partially offset by timing of contracts and shipments on Ground Surveillance Radars (“GSR”).

Segment adjusted EBITDA for the quarter totaled $12.9 million, an increase of $0.5 million or 4%, compared to the prior year; segment operating margin increased 80 basis points compared to the prior year quarter. The improved profitability was driven by favorable program mix, as well as a decline in selling, general and administrative expenses due to the timing of proposal activities and research and development initiatives.

Contract backlog totaled $441 million at March 31, 2011 compared to $433 million at March 31, 2010, with approximately 73% expected to be filled in the next twelve months.

Plastic Products

Second quarter revenue increased 13% to $130 million compared to $116 million in the prior year’s quarter, with growth driven by higher volume and favorable product mix, the benefit from the pass through of higher resin costs in customer selling prices and favorable foreign exchange translation.

Segment adjusted EBITDA for the 2011 quarter increased 3% to $11.2 million compared to $10.9 million in the prior year’s second quarter due to the higher volume, partially offset by product mix and the impact of higher resin costs, increasing costs of sales. Increased resin costs were not yet reflected in higher customer selling prices; Plastics adjusts customer selling prices based on underling resin costs on a delayed basis.

Balance Sheet and Capital Expenditures

The Company had cash and equivalents as of March 31, 2011 of $208 million and total debt outstanding was $676 million. Capital expenditures in the second quarter were $24 million. Griffon continues to expect capital spending in 2011 will approximate $60 - $70 million.

Conference Call Information

The Company will hold a conference call today, May 5, 2011, at 4:30 PM ET.

The call can be accessed by dialing 1-877-407-4018 (U.S. participants) or 1-201-689-8471 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference.

A replay of the call will be available starting on May 5, 2011 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 371721. The replay will be available through May 19, 2011.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Company’s ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities, including the acquisition of Ames True Temper; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations; the government reduces military spending on projects supplied by Telephonics Corporation; increases in cost of raw materials such as resin and steel; changes in customer demand; political events that could impact the worldwide economy; a downgrade in the Company’s credit ratings; international economic conditions including interest rate and currency exchange fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies such as litigation; unfavorable results of government agency contract audits of Telephonics Corporation; protection and validity of patent and other intellectual property rights; the cyclical nature of the business of certain Griffon operating companies; and possible terrorist threats and actions, and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation (the “Company” or “Griffon”), is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital to further diversify itself.

Griffon currently conducts its operations through Ames True Temper (“ATT”), Clopay Building Products (“CBP”), Telephonics Corporation (“Telephonics”) and Clopay Plastic Products Company (“Plastics”). CBP and ATT comprise the Home & Building Products operating segment.

•

Home & Building Products is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains, as well as a global provider of non-powered landscaping products that make work easier for homeowners and professionals.

•	Telephonics designs, develops and manufactures high-technology, integrated information, communication and sensor system solutions for use in military and commercial markets worldwide.

•	Plastics is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:	Investor Relations Contact:

Douglas J. Wetmore	James Palczynski

Chief Financial Officer	Principal and Director
Griffon Corporation	ICR Inc.
(212) 957-5000	(203) 682-8229
712 Fifth Avenue, 18th Floor
New York, NY 10019

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
 (in thousands)
(Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,

	2011	2010	2011	2010

REVENUE

Home & Building Products	$232,319	$82,204	$430,582	$181,726
Telephonics	113,525	116,190	211,804	219,809
Plastics	130,285	115,583	248,145	217,599

Total consolidated net sales	$476,129	$313,977	$890,531	$619,134

INCOME (LOSS) BEFORE TAXES AND DISCONTINUED OPERATIONS
Segment profit before depreciation, amortization, restructuring and fair value write-up of acquired inventory sold:
Home & Building Products	$19,619	$92	$37,153	$10,561
Telephonics	12,929	12,409	25,335	21,030
Plastics	11,231	10,919	21,017	16,893

Total Segment profit before depreciation, amortization, restructuring and fair value write-up of acquired inventory sold	43,779	23,420	83,505	48,484
Unallocated amounts	(6,581)	(7,610)	(11,687)	(13,891)
Gain (loss) from debt extinguishment, net	(26,164)	12	(26,164)	(6)
Net interest expense	(11,222)	(3,537)	(22,376)	(6,445)
Segment depreciation and amortization	(15,453)	(10,206)	(29,210)	(20,042)
Home & Building Products:
Restructuring charges	(1,212)	(1,220)	(2,605)	(2,231)
Fair value write-up of acquired inventory sold	(3,788)	—	(15,152)	—

Income (loss) before taxes and discontinued operations	$(20,641)	$859	$(23,689)	$5,869

Unallocated amounts typically include general corporate expenses not attributable to reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,

	2011	2010	2011	2010

Revenue	$476,129	$313,977	$890,531	$619,134
Cost of goods and services	374,986	244,907	701,529	479,783

Gross profit	101,143	69,070	189,002	139,351

Selling, general and administrative expenses	84,363	64,055	164,808	126,016
Restructuring and other related charges	1,212	1,220	2,605	2,231

Total operating expenses	85,575	65,275	167,413	128,247

Income from operations	15,568	3,795	21,589	11,104

Other income (expense)
Interest expense	(11,319)	(3,729)	(22,542)	(6,699)
Interest income	97	192	166	254
Gain (loss) from debt extinguishment, net	(26,164)	12	(26,164)	(6)
Other, net	1,177	589	3,262	1,216

Total other income (expense)	(36,209)	(2,936)	(45,278)	(5,235)

Income (loss) before taxes and discontinued operations	(20,641)	859	(23,689)	5,869
Benefit for income taxes	(6,640)	(1,175)	(8,008)	(345)

Income (loss) from continuing operations	(14,001)	2,034	(15,681)	6,214

Discontinued operations:
Income from operations of the discontinued Installation Services business	—	(1)	—	169
Provision for income taxes	—	—	—	59

Income from discontinued operations	—	(1)	—	110

Net income (loss)	$(14,001)	$2,033	$(15,681)	$6,324

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.24)	$0.03	$(0.26)	$0.11
Income from discontinued operations	0.00	(0.00)	0.00	0.00
Net income (loss)	(0.24)	0.03	(0.26)	0.11

Weighted-average shares outstanding	59,280	58,977	59,277	58,906

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.24)	$0.03	$(0.26)	$0.10
Income from discontinued operations	0.00	(0.00)	0.00	0.00
Net income (loss)	(0.24)	0.03	(0.26)	0.11

Weighted-average shares outstanding	59,280	59,939	59,277	59,769

Note: Due to rounding, the sum of earnings per share of Continuing operations and Discontinued operations may not equal earnings per share of Net Income (Loss).

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
 (in thousands)

	(Unaudited)
	At March 31, 2011	At September 30, 2010

CURRENT ASSETS
Cash and equivalents	$208,337	$169,802
Accounts receivable, net of allowances of $6,419 and $6,581	293,172	252,029
Contract costs and recognized income not yet billed, net of progress payments of $4,663 and $1,423	62,878	63,155
Inventories, net	270,501	268,801
Prepaid and other current assets	54,758	55,782
Assets of discontinued operations	1,543	1,079

Total Current Assets	891,189	810,648
PROPERTY, PLANT AND EQUIPMENT, net	337,198	314,926
GOODWILL	360,268	357,221
INTANGIBLE ASSETS, net	231,642	233,011
OTHER ASSETS	31,915	27,907
ASSETS OF DISCONTINUED OPERATIONS	5,136	5,803

Total Assets	$1,857,348	$1,749,516

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$8,579	$20,901
Accounts payable	186,358	185,165
Accrued liabilities	77,088	124,700
Liabilities of discontinued operations	4,323	4,289

Total Current Liabilities	276,348	335,055
LONG-TERM DEBT, net of debt discount of $21,139 and $30,650	666,995	503,935
OTHER LIABILITIES	197,482	191,365
LIABILITIES OF DISCONTINUED OPERATIONS	7,282	8,446

Total Liabilities	1,148,107	1,038,801
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	709,241	710,715

Total Liabilities and Shareholders’ Equity	$1,857,348	$1,749,516

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (in thousands)

	Six Months Ended March 31,

	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(15,681)	$6,324
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Income from discontinued operations	—	(110)
Depreciation and amortization	29,378	20,208
Fair value write-up of acquired inventory sold	15,152	—
Stock-based compensation	4,647	2,935
Provision for losses on accounts receivable	709	1,138
Amortization/write-off of deferred financing costs and debt discounts	3,677	2,711
Loss from debt extinguishment, net	26,164	6
Deferred income taxes	(2,539)	(4,384)
Gain on sale/disposal of assets	(380)	—
Change in assets and liabilities, net of assets and liabilities acquired:
Increase in accounts receivable and contract costs and recognized income not yet billed	(37,789)	(26,170)
(Increase) decrease in inventories	(14,705)	1,998
Decrease in prepaid and other assets	2,575	4,170
Decrease in accounts payable, accrued liabilities and income taxes payable	(44,114)	(3,724)
Other changes, net	(2,793)	409

Net cash provided by (used in) operating activities	(35,699)	5,511

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(41,737)	(17,689)
Acquired business, net of cash acquired	(855)	—
Funds restricted for capital projects	3,875	—
(Increase) decrease in equipment lease deposits	(351)	28
Proceeds from sale of investment	1,333	—

Net cash used in investing activities	(37,735)	(17,661)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	637,737	100,000
Payments of long-term debt	(498,771)	(53,897)
Increase in short-term borrowings	2,022	—
Financing costs	(21,239)	(4,145)
Purchase of ESOP shares	(8,310)	—
Exercise of stock options	20	285
Tax benefit from exercise of options/vesting of restricted stock	23	99
Other, net	(94)	37

Net cash provided by financing activities	111,388	42,379

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(561)	(269)

Net cash used in discontinued operations	(561)	(269)

Effect of exchange rate changes on cash and equivalents	1,142	(2,351)

NET INCREASE IN CASH AND EQUIVALENTS	38,535	27,609
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	169,802	320,833

CASH AND EQUIVALENTS AT END OF PERIOD	$208,337	$348,442

Griffon evaluates performance and allocates resources based on each segments’ operating results before interest income or expense, income taxes, depreciation and amortization, gain (losses) from debt extinguishment, unallocated amounts, restructuring charges and costs related to the fair value of inventory for acquisitions. Griffon believes this information is useful to investors for the same reason. The following table provides a reconciliation of each Segment operating profit to Segment operating profit before depreciation, amortization, restructuring and fair value write up of acquired inventory sold (“Segment adjusted EBITDA”) and Income from operations to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
 (Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,

	2011	2010	2011	2010

Home & Building Products
Segment operating profit (loss)	$6,931	$(3,714)	$5,308	$3,147
Depreciation and amortization	7,688	2,586	14,088	5,183
Fair value write-up of acquired inventory sold	3,788	—	15,152	—
Restructuring charges	1,212	1,220	2,605	2,231

Segment adjusted EBITDA	19,619	92	37,153	10,561

Telephonics
Segment operating profit	11,225	10,622	21,918	17,617
Depreciation and amortization	1,704	1,787	3,417	3,413

Segment adjusted EBITDA	12,929	12,409	25,335	21,030

Clopay Plastic Products
Segment operating profit	5,170	5,086	9,312	5,447
Depreciation and amortization	6,061	5,833	11,705	11,446

Segment adjusted EBITDA	11,231	10,919	21,017	16,893

All segments:
Income from operations - as reported	15,568	3,795	21,589	11,104
Unallocated amounts	6,581	7,610	11,687	13,891
Other, net	1,177	589	3,262	1,216

Segment operating profit	23,326	11,994	36,538	26,211
Depreciation and amortization	15,453	10,206	29,210	20,042
Fair value write-up of acquired inventory sold	3,788	—	15,152	—
Restructuring charges	1,212	1,220	2,605	2,231

Segment adjusted EBITDA	$43,779	$23,420	$83,505	$48,484

Griffon also evaluates performance based on Earnings per share and Income (loss) from continuing operations excluding restructuring charges, gain (loss) from debt extinguishment, discrete tax items and costs related to the fair value of inventory for acquisitions. Griffon believes this information is useful to investors for the same reason. The following table provides a reconciliation of Earnings per share and Income (loss) from continuing operations to Adjusted earnings per share and Adjusted income (loss) from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME (LOSS) TO ADJUSTED INCOME (LOSS)
(Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,

	2011	2010	2011	2010

Income (loss) from continuing operations	$(14,001)	$2,034	$(15,681)	$6,214

Adjusting items, net of tax:
Loss from debt extinguishment, net	16,813	—	16,813	—
Fair value write-up of acquired inventory sold	2,462	—	9,849	—
Restructuring	788	793	1,693	1,450
Discrete tax items	—	(1,415)	(241)	(1,838)

Adjusted income (loss) from continuing operations	$6,062	$1,412	$12,433	$5,826

Diluted earnings (loss) per common share	$(0.24)	$0.03	$(0.26)	$0.11

Adjusting items, net of tax:
Loss from debt extinguishment, net	0.28	—	0.28	—
Fair value write-up of acquired inventory sold	0.04	—	0.17	—
Restructuring	0.01	0.01	0.03	0.02
Discrete tax items	—	(0.02)	—	(0.03)

Adjusted diluted earnings (loss) per common share	$0.10	$0.02	$0.21	$0.10

Weighted-average shares outstanding	59,280	59,939	59,277	59,769

Note: Due to rounding, the sum of earnings per share of Continuing operations and Discontinued operations may not equal earnings per share of Net Income (Loss).